COMPUTATION OF (LOSS) EARNINGS PER SHARE

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

                                                                           Three Months Ended            Nine Months Ended
                                                                        March 31,      March 31,      March 31,       March 31,
                                                                          1997           1998           1997            1998
Weighted average of common shares outstanding during the period
  (adjusted to reflect two-for-one stock split)                         6,823,602     6,976,519       6,626,338      6,909,915
Net (loss) earnings                                                   $(3,620,413)  $(3,901,276)   $(10,315,230)  $(11,939,594)
Dividends and accretion on Series A, B, C and D Redeemable
  Convertible Preferred Stock                                             374,955       900,796         926,740      2,619,254
Net (loss) earnings as adjusted                                        (3,995,368)   (4,802,072)    (11,241,970)   (14,558,848)
Net (loss) earnings per common share                                       $(0.58)       $(0.69)         $(1.70)        $(2.10)
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All outstanding options and warrants as of March 31, 1998 and 1997 have been excluded as they are anti-dilutive. Diluted earnings per share was not calculated as the options, warrants and Redeemable Convertible Preferred Stock are anti-dilutive.

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